Exhibit 15



                                   1345 Avenue of the Americas
                                   New York, NY 10105


May 15, 1997

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, NY 11201

Gentlemen:

We are aware that The Brooklyn Union Gas Company has incorporated by reference in its previously filed Registration Statements Nos. 33-66182, 333-04863, 333-03441, 333-06257 and 333-18025, its Form
10-Q for the quarter ended March 31, 1997, which includes our report dated April 23, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP